INSIDER TRADING POLICY

01	PURPOSE	05	PROHIBITED ACTIVITIES
02	POLICY	06	TREATMENT UNDER EBAY’S EQUITY COMPENSATION PLANS
03	MATERIAL NON-PUBLIC INFORMATION	07	RULE 10b5-1 TRADING PLANS
04	TRADING WINDOWS	08	OTHER DEFINITIONS
		09	CONSEQUENCES OF VIOLATIONS
PURPOSE
This Insider Trading Policy (this “Policy”) governs any trades or other transactions in the securities of eBay Inc. (“eBay” or the “Company”), as well as the securities of companies with which eBay does business or has a Market Connection (as defined below), by officers, directors, employees, consultants and contractors of the Company (collectively, “eBay Personnel”). A trade or transaction includes a purchase, sale, loan, donation, gift or any other transfer or disposition of securities or any offer to engage in such transactions.
United States federal and state and foreign securities laws (commonly referred to as “insider trading laws”) prohibit people who are aware of Material Non-Public Information (as defined below) about a company from trading that company’s securities, enabling other entities (e.g., trusts) to trade the company’s securities, or sharing that information with others to help them profit from trading (called “tipping”). Tipping may occur during conversations at social or business gatherings and can include both intentional and inadvertent disclosure of Material Non-Public Information. This Policy has been reasonably designed to promote compliance with insider trading laws, rules and regulations.
Any violation of insider trading laws (including tipping) could result in severe civil and criminal liability for you, including substantial fines and jail sentences. For additional information regarding potential consequences of violating insider trading laws or this Policy, refer to “Consequences of Violations” below.
02 POLICY
This Policy has many technical aspects due to applicable laws and regulations and the complexity in the rules and developing case law with respect to insider trading laws. eBay expects all eBay Personnel to act in accordance with the highest ethical standards and to ensure that any transactions in eBay Securities (as defined below) are performed squarely within the bounds of the law. There can be no trading or recommendations to trade based on information that is not generally known to the public and that would reasonably be expected to affect the price of eBay Securities or securities of another company with which eBay does business or has a Market Connection. In addition, all trading by eBay Personnel or entities over which eBay Personnel has control must occur in allowable time windows in accordance with this Policy. If you have any doubts about a potential transaction, consult a Business Ethics Officer (at askethics@ebay.com) or Global Stock Plan Services (at DL-eBay-InsiderTrading@ebay.com).
Insider Trading Policy

03 MATERIAL NON-PUBLIC INFORMATION
The definition of Material Non-Public Information is critical to understanding obligations about trading in eBay Securities. The definition consists of two parts, what is Material and what is Non-Public:
Material Information
Information is “Material” if a reasonable investor would consider that information important in making a decision to buy or sell or otherwise trade in securities. Any information that could be expected to affect eBay’s stock price, either positively or negatively, may be considered Material with respect to eBay. While it may be difficult to determine whether information is Material, there are categories of information that are particularly sensitive and, as a general rule, are likely to be considered Material. Examples include:
Financial results, performance, key metrics, guidance, forecasts or projections;
Significant changes in financial performance or liquidity;
Significant corporate events, even if preliminary in nature, such as pending or proposed mergers, acquisitions or tender offers, a change in control or major sales of assets;
Significant pricing changes;
Significant litigation exposure or developments, or events that may lead to significant litigation exposure;
Stock splits or a change in dividend policy or stock repurchase activity;
Sales or purchases by eBay of its own securities;
Significant financing transactions;
Major transactions with other companies, such as joint ventures or other significant developments involving business relationships with customers, suppliers or other business partners;
Significant developments in research and development or relating to intellectual property;
Significant new products, processes or services;
Significant data breaches or other cybersecurity risks, incidents or vulnerabilities;
Major changes in senior management or the board of directors, or material reductions in force;
Restatements of financial results, or material impairments, write-offs or restructurings; and
Changes in independent auditors, or notification that eBay may no longer rely on an audit report.
Non-Public Information
Information that has not been disclosed to the public is generally considered to be “Non-Public” information. Even if information is widely known throughout eBay, it may still be Non-Public. Information is not considered “public” until eBay has formally disclosed it (e.g., through a press release, U.S. Securities and Exchange Commission (“SEC”) filing or through posting to eBay’s investor relations website) or it has otherwise been widely disseminated to investors, and the market has had reasonable opportunity to absorb it. eBay generally considers information to have been fully absorbed by the market (and to be public) after the close of trading on the first trading day after eBay’s widespread public release or dissemination of the information.

Insider Trading Policy

04 TRADING WINDOWS
•Trading Window for Restricted Parties
Restricted Parties (as defined below) may engage in Restricted Activities (as defined below) only during the period beginning on the second trading day after eBay’s release of financial results for the prior quarter and ending at the close of market on the 15th day of the third month of the current quarter (unless under an approved Rule 10b5-1 Trading Plan (as defined below)). The people subject to the reporting provisions and trading restrictions under Section 16 (“Section 16 Parties”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which covers such positions as officers, directors and principal stockholders as defined by the Exchange Act, can only engage in Restricted Activities after obtaining approval from eBay’s Chief Legal Officer, even in an open window. Any transactions by eBay’s Chief Legal Officer must be approved by eBay’s Chief Executive Officer.
•Trading Window for All Other eBay Personnel
All other eBay Personnel may engage in Restricted Activities only during the period beginning on the second trading day after eBay’s release of financial results for the prior quarter and ending on the last day of the then current quarter.
•Early or Ad Hoc Closing of Trading Window
In certain circumstances, there may be Material Non-Public Information that prompts eBay to close the trading window early or otherwise impose a special closed window for some (or all) Restricted Parties or other eBay Personnel.
•Blackout Periods
You may never, regardless of whether you are in possession of Material Non-Public Information, engage in Restricted Activities (unless under a Rule 10b5-1 Trading Plan) during a closed trading window to which you are subject.
05 PROHIBITED ACTIVITIES
Even if the trading window is open, you may never engage in a Restricted Activity while you are aware of Material Non-Public Information. In addition, you may not engage in a Restricted Activity outside of applicable trading windows or during special Blackout Periods designated by eBay’s Chief Legal Officer. You may not disclose to anyone outside of the Company that a special Blackout Period has been designated.
NO DISCLOSURE OF MATERIAL NON-PUBLIC INFORMATION
You may not disclose Material Non-Public Information about eBay to any outside party (including Family Members (as defined below), friends, analysts, individual investors, members of the investment community, or news or social media), except as prescribed by eBay’s Communications and Disclosure Policy or after obtaining approval from eBay’s Chief Legal Officer.
NO TRADING ADVICE
You may not give trading advice of any kind about eBay to others, especially when you have Material Non-Public Information about the Company.
NO HEDGING, MONETIZATION, FUTURES, DERIVATIVES, ETC.
You may not enter into any hedging or monetization transactions, including the use of eBay derivative securities as collateral in a margin account, or otherwise trade in any instrument relating to the future price of eBay Securities, such as a put or call option, futures contract, short sale (including a short sale “against the box”), collar or other derivative security. Further, you may not enter into any transactions involving eBay debt securities, whether or not those securities are convertible into eBay common stock, unless approved in advance by eBay’s Chief Legal Officer. In addition, no Section 16 Party may pledge
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eBay Securities as collateral for loans or engage in short-swing transactions (as discussed below). If you have any doubt as to whether you can engage in potential transactions, consult a Business Ethics Officer (at askethics@ebay.com) or eBay’s Global Stock Plan Services (at DL-eBay-InsiderTrading@ebay.com) in advance.
A non-exhaustive list of examples of prohibited transactions is discussed further below:
Engaging in hedging transactions. Transacting to hedge or offset any decrease in the market value of equity securities you or your Family Members hold in the Company, either (i) directly or indirectly, or (ii) that the Company granted to you, including purchasing financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds.
Holding eBay Securities in margin accounts. Accepting a loan in cash for which an account containing eBay Securities is held as collateral that may be sold by a broker without your or your Family Member’s consent if you or your Family Members fail to meet a margin call.
Trading in derivative securities. Trading in Company-based derivative securities where the price depends on the price of eBay Securities, such as puts, calls, options or warrants (other than stock options, restricted stock units and other compensatory awards the Company issues to you).
Short selling. Selling borrowed shares of eBay Securities on the theory that the shares can be purchased back later at a lower price before being returned to the lender of the shares. This includes “short selling against the box,” which involves using a short sale to offset the same number of the Company shares that you or your Family Members continue to hold if such sales involve eBay Securities. In addition, Section 16(c) of the Exchange Act absolutely prohibits Section 16 Parties from making short sales of eBay’s equity securities.
Trading on a Short-Term Basis. Any eBay Securities purchased or sold on the open market by a Section 16 Party or their Family Members are subject to “short-swing” profit liability, and any eBay Securities purchased in a non-exempt transaction by such persons must be held for a minimum of six (6) months. A short-swing transaction arises where there is a non-exempt purchase and subsequent sale, or sale and subsequent purchase, of eBay Securities within a period of less than six (6) months. If such a transaction arises, any profits realized will be subject to disgorgement upon demand by eBay. Rule 10b5-1 Trading Plans do not exempt individuals from complying with Section 16 short-swing profit rules or liability.
Placing standing and limit orders. Giving advance directions to your or your Family Members’ broker or banker to sell stock when it hits a certain price or on a certain date. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Trading Plans) create heightened risks for insider trading violations, similar to the use of margin accounts, because you do not exercise control over the timing of purchases or sales. A broker could execute a transaction based on such standing instructions when you are in possession of Material Non-Public Information.
Participation by Section 16 Parties in a broker-sponsored DRIP. No Section 16 Party may participate in any dividend reinvestment plan (“DRIP”) that is not sponsored by the Company.

Insider Trading Policy

OTHER COMPANIES’ INFORMATION
In certain circumstances, you may be exposed to information about another public company that is material to that company and not yet public. You may also be exposed to Material Non-Public Information about eBay that may reasonably be expected to impact the stock price of another company. You may not:
Trade the securities of any other public company while you have (i) material non-public information about that company obtained through your work for eBay or (ii) Material Non-Public Information about eBay that could reasonably be expected to impact the stock price of that company;
“tip” or disclose such information; or
Give trading advice of any kind to anyone about the other public company while you have this information.
CERTAIN GIFTS AND OTHER NON-SALE TRANSFERS PERMITTED
When you are not permitted to engage in a Restricted Activity, you may not transfer eBay Securities, except for:
Charitable gifts that have been pre-approved by eBay’s Chief Legal Officer; or
Non-sale transfers that have been pre-approved by eBay’s Chief Legal Officer and where the transferee agrees not to trade until the transferor may engage in a Restricted Activity.
TRANSACTIONS BY CONTROLLED ENTITIES
For the avoidance of doubt, any transactions made by an entity controlled by eBay Personnel may not be made at a time when such person is prohibited from engaging in such transactions under this Policy.
06 TREATMENT UNDER EBAY’S EQUITY COMPENSATION PLANS AND BROKER-SPONSORED DRIPS
•Equity Compensation Plans — General Principles
This Policy does not apply to the grant or acquisition of restricted stock units, stock options, performance-based restricted stock units, deferred stock units or other forms of equity compensation under any of eBay’s equity compensation plans. However, except as described below under “Tax Withholding Sales,” any sale of eBay Securities acquired under eBay’s equity compensation plans is subject to the prohibitions and restrictions of this Policy.
•Stock Option Exercises
The trading prohibitions and restrictions of this Policy apply to all sales of eBay Securities acquired through the exercise of stock options granted by eBay (including, without limitation, broker-assisted cashless exercises of stock options or any other open market sale for purposes of generating cash to pay the exercise price of stock options). However, this Policy does not apply to the acquisition of eBay Securities through stock options being exercised with a cash payment or shares of eBay common stock.
•Employee Stock Purchase Plan
This Policy does not apply to decisions regarding the level of participation in and the purchase of shares under eBay’s Employee Stock Purchase Plan (“ESPP”). However, sales of shares purchased under the ESPP are subject to the prohibitions and restrictions of this Policy.
•Tax Withholding Sales
This Policy does not apply to sales to satisfy eBay’s tax withholding obligations for restricted shares or restricted stock units upon vesting by employees who are: (i) not Section 16 Parties; (ii) subject to
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tax withholding obligations outside the United States (at the time of sale); or (iii) proposing to sell restricted shares or securities issuable under restricted stock units granted under the Company’s equity compensation plans because the sale is required by eBay.
•Broker-Sponsored DRIPs
This Policy applies to purchases of eBay Securities under any broker-sponsored DRIP, as well as the sale of any eBay Securities purchased pursuant thereto.
07 RULE 10b5-1 TRADING PLANS
Rule 10b5-1 under the Exchange Act allows you, at a time when you are not aware of Material Non-Public Information, to: (1) enter into a binding contract to purchase or sell eBay Securities; (2) instruct another person to purchase or sell eBay Securities for your account; or (3) establish a “Rule 10b5-1 Trading Plan” for trading eBay Securities. Rule 10b5-1 Trading Plans must meet the requirements of Rule 10b5-1. Though Rule 10b5-1 Trading Plans reduce the risk of trading on the basis of Material Non-Public Information, they do not provide a complete shield to liability. If you adopt a Rule 10b5-1 Trading Plan, you are prohibited from trading outside that plan during the term of the plan without pre-approval from eBay’s Chief Legal Officer.
Because entering into, amending or terminating a Rule 10b5-1 Trading Plan is a Restricted Activity under this Policy, you may not do so while you are aware of Material Non-Public Information. In addition, any entry into or amendment to your Rule 10b5-1 Trading Plan must be made during your applicable trading window and otherwise in compliance with the requirements of Rule 10b5-1 under the Exchange Act.
A Section 16 Party may not enter into, amend or terminate a Rule 10b5-1 Trading Plan without prior approval from eBay’s Chief Legal Officer. Prior to entering into or amending a Rule 10b5-1 Trading Plan, Section 16 Parties must submit the Rule 10b5-1 Trading Plan (or any amendments) to eBay’s Chief Legal Officer for review. Any Rule 10b5-1 Trading Plan entered into by a Section 16 Party shall include a representation in the Rule 10b5-1 Trading Plan at the time of adoption or modification, certifying that (i) the person is not aware of Material Non-Public Information about eBay or its securities and (ii) the person is adopting the Rule 10b5-1 Trading Plan in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and has acted (and will act) in good faith with respect to the Rule 10b5-1 Trading Plan.
Any other Restricted Parties also must receive approval from eBay’s Chief Legal Officer (or designee thereof) before entering into, amending or terminating a Rule 10b5-1 Trading Plan. Any such Rule 10b5-1 Trading Plan shall include any and all representations and certifications required by Rule 10b5-1 under the Exchange Act.
No Rule 10b5-1 Trading Plan may provide for the execution of any transaction until (1) for any Section 16 Party, the later of (i) 90 days following adoption or modification of the Rule 10b5-1 Trading Plan and (ii) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter (or fiscal year in the case of a Form 10-K) in which the Rule 10b5-1 Trading Plan was adopted, in any event, the required period not to exceed 120 days following adoption or modification of the Rule 10b5-1 Trading Plan; and (2) for any other eBay Personnel subject to this Policy who is not a Section 16 Party, 30 days following the adoption or modification of the Rule 10b5-1 Trading Plan (commonly referred to as a “cooling-off period”). In addition, no Section 16 Party may enter into a Rule 10b5-1 Trading Plan that could require that Section 16 Party to file more than 20 reports under Section 16(a) of the Exchange Act with respect to transactions thereunder during any 12-month period.
All eBay Personnel, including Section 16 Parties, are limited to one trading plan designed to effect an open market purchase or sale of the total amount of securities subject to the Rule 10b5-1 Trading Plan as
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a single transaction in any 12-month period. eBay Personnel may not maintain more than one Rule 10b5-1 Trading Plan at any time for open market purchases or sales of eBay Securities, except as maintained in accordance with Rule 10b5-1 under the Exchange Act and with prior approval from eBay’s Chief Legal Officer. A Rule 10b5-1 Trading Plan relating to the ESPP or any eBay-sponsored DRIP does not count as a Rule 10b5-1 Trading Plan for purposes of this Policy as purchases under such plans are not considered open market purchases. However, a broker-sponsored DRIP shall be considered a Rule 10b5-1 Trading Plan for purposes of this Policy, and eBay Personnel may not enter into any other Rule 10b5-1 Trading Plan while such person has a broker-sponsored DRIP in effect. If eBay Personnel terminate a Rule 10b5-1 Trading Plan prior to its expiration date, such person may not implement a subsequent Rule 10b5-1 Trading Plan until at least 60 days after the termination of such Rule 10b5-1 Trading Plan, subject to any cooling-off period described above.
Classification. If eBay determines that you are no longer a Section 16 Party, the provisions in this Policy specifically applicable to Section 16 Parties will cease to apply to you effective upon the date you are determined not to be subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act. eBay will promptly notify you in writing if eBay independently makes this determination.
POST-TERMINATION TRANSACTIONS
Even after your employment or service with eBay terminates, you may not trade in eBay Securities if you are aware of Material Non-Public Information. If you are aware of Material Non-Public Information when your employment or service terminates, you may not engage in a Restricted Activity until such Material Non-Public Information has become public or is no longer material.
08 OTHER DEFINITIONS

BLACKOUT PERIOD
A specified period of time in which Restricted Activities are prohibited as set forth under “Trading Windows” above. Consult the Global Stock Plan Services Site on The Hub for more information regarding Blackout Periods.

EBAY SECURITIES
eBay Securities include eBay’s common stock, options to purchase common stock, restricted stock units, deferred stock units, restricted stock awards, debt securities, or any other type of securities that the Company may issue, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to eBay Securities. eBay Securities also include securities in which you or your Family Members have any beneficial or other interest, or over which you exercise investment control, including securities held in joint accounts or accounts of persons or entities controlled directly or indirectly by you or your Family Members; securities for which you or your Family Members act as trustee, executor or custodian; and any other securities over which you or your Family Members exercise any direct or indirect control.

FAMILY MEMBERS	Family Members include household members or entities whose securities transactions you control, direct or influence.
MARKET CONNECTION	eBay may be considered to have a Market Connection with any other company whose stock price could reasonably be expected to be impacted by certain Material Non-Public Information about eBay.
Insider Trading Policy

RESTRICTED ACTIVITIES
Restricted Activities include:
Buying, selling or otherwise transacting in any eBay Securities except under a Rule 10b5-1 Trading Plan. Refer to Section 07 (Rule 10b5-1 Trading Plans) above for more details; or
Establishing, amending or terminating a Rule 10b5-1 Trading Plan (as defined below).

RESTRICTED PARTIES
Restricted Parties include Section 16 Parties and other groups of individuals, including those who may regularly be exposed to actual or potential Material Non-Public Information in the ordinary course of their duties for eBay or in connection with a specific project. Consult eBay’s Insider Trading Restricted Parties Standard on The Hub for more information, which may be updated from time to time by eBay’s Chief Legal Officer.

RULE 10b5-1 TRADING PLAN
A binding plan, contract or instruction regarding transactions in eBay Securities that meets the requirements necessary to establish an affirmative defense to insider trading liability established by Rule 10b5-1 under the Exchange Act and the related rules of the SEC.

09 CONSEQUENCES OF VIOLATIONS
Any violation of the insider trading laws (including tipping) could result in severe civil and criminal liability for you, including substantial fines and jail sentences. The SEC, the stock exchanges, and the Financial Industry Regulatory Authority, Inc. use sophisticated electronic surveillance techniques to uncover insider trading. Please remember that anyone scrutinizing your transactions will be doing so after the fact, and with the benefit of hindsight. As a practical matter, before engaging in trading or other transactions in any eBay Securities or the securities of companies with which eBay does business or has a Market Connection, carefully consider how enforcement authorities and others might view the transaction in hindsight. Even the appearance of insider trading can lead to government investigations or lawsuits that are time-consuming and expensive, and can lead to criminal and civil liability. eBay will cooperate with law enforcement in any investigations into insider trading.
Given the serious nature of a violation, eBay Personnel who violate this Policy, whether intentionally or not, may be subject to disciplinary action, up to and including termination of employment or contract. If you have any doubts about a potential transaction, consult a Business Ethics Officer (at askethics@ebay.com) or Global Stock Plan Services (at DL-eBay-InsiderTrading@ebay.com).
Compliance with this Policy and United States federal securities laws is ultimately your responsibility. Ignorance of this Policy does not excuse insider trading. You are also responsible for making sure that any Family Member complies with this Policy. Use appropriate judgment in connection with any transaction in eBay Securities or the securities of companies with which eBay does business or has a Market Connection. You are required to certify that you have read, understand and agree to comply with this Policy.
Insider Trading Policy